Exhibit 10.3

MODINE MANUFACTURING COMPANY

2020 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD

AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Unit Award subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement. Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:	###PARTICIPANT_NAME###
Date of Award:	###GRANT_DATE###
Total number of Restricted Stock Units:	###TOTAL_AWARDS###

1. Restricted Stock Unit Award. Pursuant to the Plan, and subject to your execution of the Restrictive Covenant Agreement described in Paragraph 10 below, you are hereby granted a Restricted Stock Unit Award (“Award”), subject to the terms and conditions of this Award Agreement and the Plan. Accordingly, you are hereby granted the aggregate number of Restricted Stock Units (“RSUs”) set forth above, subject to the restrictions and conditions set forth in this Award Agreement.

2. Restricted Period. Upon the expiration of the Restricted Period (as described in the chart below) applicable to the number of RSUs specified in the chart below, you shall receive one share of Common Stock for each RSU for which the Restricted Period has expired. For purposes of this Award Agreement, the Restricted Period shall mean the period beginning on the date of this Award set forth above and ending as set forth below:

###VEST_SCHEDULE_TABLE###

3. Shareholder Status. You shall not have any voting or other ownership rights in the Company arising from the grant of RSUs under this Agreement, unless and until such RSUs are settled pursuant to Section 4, below. Further, you shall not be entitled to dividend equivalents during the period you hold RSUs.

4. Settlement and Delivery. As soon as administratively practicable after the expiration of the Restricted Period, the Company shall ascribe to you (or, in the event of your death, your beneficiary) a share of Common Stock for each RSU that vests as a result of the expiration of the Restricted Period in a book entry on the records kept by the Company’s transfer agent or such other method of delivering shares of Common Stock subject to this Award, as determined by the Committee.

Except as otherwise provided in Section 8.02(f) or Section 11.02 of the Plan, in the event of your termination of employment with the Company or a Subsidiary for any reason (other than due to Disability (as defined below), death, or Retirement (as defined below) prior to the expiration of the Restricted Period for any RSUs, you shall forfeit to the Company all RSUs for which the Restricted Period has not expired and the right to receive any Common Stock with respect to such RSUs. If you terminate employment with the Company or a Subsidiary due to Disability, death, or Retirement prior to the end of the Restricted Period for any RSUs, your Restricted Stock Unit Award shall vest in full.

For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Internal Revenue Code; and “Retirement” shall mean your separation from service with the Company or its Subsidiaries either (a) after you are at least 55 years old and have attained 65 Combined Credit Years or (b) as approved by the Committee in its discretion. “Combined Credit Years” shall mean the total number of years after adding together your age (in whole years) and years of service with the Company or its Subsidiaries (in whole years). For your separation from service to be treated as a Retirement under (a) of this Paragraph, your separation from service must occur on or after the first (1st) annual anniversary of the Date of Award set forth above. In addition, for your separation from service to be treated as a Retirement under (a) of this paragraph, you must provide at least six (6) months advance written notice of your intention to retire to the Committee (for executive officers) or the CEO (for non-executive officers), unless such minimum notice period is waived by the Committee (for executive officers) or CEO (for non-executive officers).

For the avoidance of doubt, in the event of a termination of your employment due to Disability, death, or Retirement, the Restricted Period shall end as of the date of your “separation from service” as such term is defined under Section 409A of the Code; provided, however, that to the extent that (i) the RSUs become vested upon a Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, and (ii) you are a “specified employee” for purposes of Section 409A of the Code on the date of the Retirement, the Shares shall not be distributed to you until the first business day after the date that is six (6) months after the date of your “separation of service” as such term is defined under Section 409A of the Code.

5. Transfer. This Restricted Stock Unit Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death. Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award or this Award Agreement shall be void and unenforceable against the Company. This provision shall not prevent you from transferring the shares of Common Stock issued hereunder after the expiration of the Restricted Period.

6. No Obligation of Employment. This Restricted Stock Unit Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

7. Controlling Provisions; Plan Controls. In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control. This Award Agreement is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company. The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you. The Plan is incorporated herein by reference.

8. Change in Control. The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan. Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause or termination by you of your employment for Good Reason within one (1) year following a Change in Control. “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

To the extent that the RSUs (i) become vested upon your separation from service due to Section 11.02 of the Plan , (ii) are nonqualified deferred compensation subject to Section 409A of the Code, and (iii) you are a “specified employee” for purposes of Section 409A of the Code on the date of such separation, the Shares shall not be distributed to you until the first business day after the date that is six (6) months after the date of your “separation of service” as such term is defined under Section 409A of the Code.

9. Forfeiture; Forfeiture Under Recoupment Policy. Other than as described above in Paragraph 8 regarding a Change in Control or Paragraph 4 regarding death, Disability, or Retirement, upon your termination of employment with the Company or a Subsidiary for any reason during the Restricted Period, you will forfeit all RSUs covered by this Agreement.

Additionally, the Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued as a result of the vesting of any Award or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

10. Restrictive Covenant Agreement. As a condition to the receipt of this Restricted Stock Unit

Award, you must execute the attached Restrictive Covenant Agreement. You acknowledge and agree that this Restricted Stock Unit Award serves as consideration for the covenant and obligations thereunder.

11. Use of Words. The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

12. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

13. Taxes. The Company may require payment of or withhold any tax which it believes is required as a result of the Award and/or the issuance of Common Stock resulting from the vesting of the RSUs that are the subject of this Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations. The Company shall also have the right to withhold from other wages payable to you to satisfy the Company’s Federal Insurance Contributions Act (FICA) tax withholding obligation in the year that any RSUs granted hereunder are subject to such FICA tax.

14. No Legal or Tax Advice. Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to this Award or any Common Stock that may be obtained upon vesting of this Award. Nothing stated in this Award is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding this Award or any Common Stock that may be obtained upon vesting of this Award.

15. Personal Information. Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Restricted Stock Unit Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Restricted Stock Unit Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

16. Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Unit Award awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request. As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of ###GRANT_DATE###.

MODINE MANUFACTURING COMPANY

By:
Neil D. Brinker
President and CEO